                                                                    EXHIBIT 23.2

             CONSENT OF KPMG PEAT MARWICK LLP, INDEPENDENT AUDITORS

    We consent to the incorporation by reference in the Registration Statements (File Numbers 33-20181, 33-35182, 2-90595, 33-44477, 33-65024, 33-23899 and
33-45822 on Form S-8 and File Number 33-43574 on Form S-3) of Chiron Corporation and in the related prospectuses of our report dated February 17, 1995, relating to the balance sheets of The Biocine Company as of December 31, 1994 and 1993, and the related statements of operations, partners' capital (deficit) and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in the Form 8-K of Chiron Corporation dated March 17, 1995.

                                          KPMG Peat Marwick LLP

San Francisco, California
March 14, 1995